UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 3, 2004

Commission file number 1-11625

Pentair, Inc.

(Exact name of Registrant as specified in its charter)

Minnesota	41-0907434
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification number)

5500 Wayzata Blvd, Suite 800, Golden Valley, Minnesota	55416
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (763) 545-1730

ITEM 5.	OTHER EVENTS

On February 3, 2004, Pentair, Inc. (“Pentair”) entered into an agreement to acquire WICOR Industries (“WICOR”), a unit of Wisconsin Energy Corporation, Milwaukee, Wisconsin. WICOR, which manufactures water system, filtration, and pool equipment products under the Sta-Rite, Shurflo, and Hypro brands, is expected to generate sales of approximately $750 million in 2003. The $850 million cash transaction, which Pentair plans to complete in the second or third quarter of 2004, is subject to satisfaction of customary conditions and applicable regulatory approvals. As part of the transaction, Pentair will assume approximately $24 million of WICOR debt.

Pentair also announced that is has engaged Goldman Sachs to explore strategic alternatives for its $1,080.4 million Tools Group, comprising the Porter-Cable, Delta, DeVilbiss Air Power, Oldham Saw, and Flex businesses.

Pentair expects to fund the WICOR acquisition through its currently available and newly committed lines of credit. Pentair has obtained a commitment in the aggregate amount of $850 million from Bank of America, N.A., and U.S. Bank National Association (the “Facility”), for the payment of the cash portion of the purchase price. Each lender will make available $425 million under the Facility. The Facility extends for a period up to the earlier of (i) September 1, 2004, (ii) the closing of the acquisition without the use of the Facility or (iii) the sale of the Pentair Tool Group.

The term loan to be made under the Facility (the “Loan”), pursuant to a formal loan agreement to be negotiated and executed by the parties, is contemplated to be available in a single disbursement upon closing of the WICOR acquisition and is for the purpose of payment of the purchase price and related fees and expense. The closing of the Loan must occur before September 1, 2004. Any balance due under the Loan is repayable in full, with accrued interest, no later than December 31, 2004. The terms and conditions of the term loan agreement under the Commitment Letter are reflected in the Term Sheet attached as Exhibit A to the Commitment letter, filed herewith as Exhibit 99.3

On February 4, 2004, we issued the press release, Stock Purchase Agreement, and Facility Commitment Letter attached hereto as Exhibits 99.1, 99.2 and 99.3.

ITEM 7.	FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)	Exhibits – The following exhibits are provided as part of the information filed under Item 5 and furnished under Item 12 of this Current Report on Form 8-K:

Exhibit	Description
99.1	Pentair, Inc. press release dated February 4, 2004 announcing the acquisition of WICOR Industries and exploring strategic alternatives for the Pentair Tools Group.

99.2	Stock Purchase Agreement among Pentair, Inc., WICOR, Inc., and Wisconsin Energy Corporation dated February 3, 2004.

99.3	Facility Commitment Letter for $850 million Senior Term Loan Facility among Bank of America, N.A., Banc of America Securities LLC, U.S. Bank National Association and Pentair Inc

99.4	Pentair, Inc. press release dated February 4, 2004 announcing earnings results for the fourth quarter and year ended December 31, 2003.

ITEM 12.	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On February 4, 2004, Pentair, Inc. issued a press release announcing earnings for the three and twelve months ended December 31, 2003. A copy of the release is furnished herewith as Exhibit 99.4 and incorporated herein by reference. This Current Report on Form 8-K and the press release attached hereto are being furnished by Pentair pursuant to Item 12 of Form 8-K.

This press release contains information regarding a non-GAAP financial measure, free cash flow. Pentair uses free cash flow (cash from operations less capital expenditures) as a measure of cash generation from the business and we believe the free cash flow trend is a useful measure to investors to demonstrate the sustainability of Pentair’s operations and the ability to continue to pay dividends and fund acquisitions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on February 4, 2004.

PENTAIR, INC. Registrant

By	/s/ David D. Harrison
David D. Harrison Executive Vice President and Chief Financial Officer (Chief Accounting Officer)